Exhibit 99.1

Investor Relations Contacts:

Keith Terreri, Vice President – Finance & Treasurer

Jim Mathias, Director – Investor Relations

214-570-4641

investor_relations@metropcs.com

MetroPCS Reports Second Quarter 2011 Results

Highest Adjusted EBITDA in Company History

Second Quarter 2011 Highlights Include:

•	Quarterly net subscriber additions of approximately 200 thousand, resulting in an approximate 19% increase in total subscribers over the prior twelve month period

•	Quarterly ARPU of $40.49, an increase of $0.65 over second quarter of 2010 and $0.07 sequential increase

•	Record Adjusted EBITDA of $357 million, an increase of approximately 11% over second quarter of 2010

•	Quarterly consolidated total revenues of $1.2 billion, an increase of 19% over second quarter of 2010

•	Quarterly net income of $84 million, an increase of approximately 6% over second quarter of 2010, and EPS of $0.23 compared to EPS of $0.22 in the second quarter of 2010

DALLAS (August 2, 2011) – MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of no annual contract, unlimited, flat-rate wireless communications service, today announced financial and operational results for the quarter ended June 30, 2011. MetroPCS reported growth in quarterly Adjusted EBITDA of approximately 11% over the second quarter 2010 and finished the second quarter 2011 with approximately 9.1 million subscribers.

“We are pleased with our solid second quarter results in this seasonally slow quarter and with our continued strong sales of Android Smartphones. Momentum for no annual contract mobile broadband wireless service continues to be strong and has resulted in 19% year over year subscriber growth. Financially, we reported the highest Adjusted EBITDA in company history of $357 million, up approximately 11% from last year’s second quarter. The demand for no annual contract, affordable, predictable and flexible wireless service and Android Smartphones is accelerating and we are well-positioned to continue to capture our share as the Android platform provides our subscribers with access to thousands of applications and greater access to multimedia and video,” said Roger D. Linquist, Chairman and Chief Executive Officer of MetroPCS.

“The first half of 2011 was exceptionally strong with nearly 1 million net subscriber additions and record Adjusted EBITDA of approximately $643 million. We anticipate introducing additional Android Smartphones later this year and we look forward to updating you on our continued progress,” Linquist concluded.

Key Consolidated Financial and Operating Metrics

(in millions, except percentages, per share, per subscriber and subscriber amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2011	2010	Change		2011	2010	Change
Service revenues	$1,113	$922	21%		$2,164	$1,775	22%
Total revenues	$1,209	$1,013	19%		$2,404	$1,983	21%
Income from operations	$210	$198	6%		$356	$304	17%
Net income	$84	$80	6%		$141	$103	37%
Diluted net income per common share	$0.23	$0.22	$0.01		$0.38	$0.29	$0.09
Adjusted EBITDA(1)	$357	$322	11%		$643	$546	18%
Adjusted EBITDA as a percentage of service revenues	32.1%	35.0%	-290	bps	29.7%	30.8%	-110	bps

ARPU(1)	$40.49	$39.84	$0.65		$40.46	$39.83	$0.63
CPGA(1)	$177.88	$164.29	$13.59		$166.60	$153.72	$12.88
CPU(1)	$18.94	$17.90	$1.04		$19.35	$18.33	$1.02
Churn-Average Monthly Rate	3.9%	3.3%	60	bps	3.6%	3.5%	10	bps

Consolidated Subscribers
End of Period	9,079,865	7,634,135	19%		9,079,865	7,634,135	19%
Net Additions	198,810	303,009	-34%		924,755	994,611	-7%
Penetration of Covered POPs(2)	9.1%	8.0%	110	bps	9.1%	8.0%	110	bps

(1)	For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of non-GAAP Financial Measures” included at the end of this release.
(2)	Number of covered POPs covered by MetroPCS Communications, Inc. network increased approximately 4.6 million from 6/30/10 to 6/30/11.

Quarterly Consolidated Results

•	Consolidated service revenues of $1.1 billion for the second quarter of 2011, an increase of $191 million, or 21%, when compared to the prior year’s second quarter.

•	Income from operations increased approximately $12 million, or approximately 6%, for the second quarter of 2011 when compared to the prior year’s second quarter.

•

Net income for the quarter was $84 million and includes approximately $6 million in charges related to the extinguishment of the Tranche B-1 Term Loans under the Company’s Senior Secured Credit Facility during the quarter. On a non-GAAP basis excluding the loss on extinguishment of debt, net income would have been $90 million, or $0.24 per common share, an increase of 13% and $0.02 per share respectively, when compared to the prior year’s second quarter.

•	Adjusted EBITDA of $357 million increased by approximately $35 million for the second quarter of 2011, or approximately 11%, when compared to the same period in the previous year.

•

Average revenue per user (ARPU) of $40.49 for the second quarter of 2011 represents an increase of $0.65 when compared to the second quarter of 2010 and an increase of $0.07 when compared to the first quarter of 2011. The increase in ARPU was primarily attributable to continued demand for our Wireless for All and 4G LTE rate plans.

•

The Company’s cost per gross addition (CPGA) of $177.88 for the second quarter of 2011 represents an increase of $13.59 when compared to the prior year’s second quarter. The increase was primarily driven by increased promotional activities.

•

Cost per user (CPU) increased to $18.94 in the second quarter of 2011, or 6%, when compared to the second quarter of 2010. The increase in CPU is primarily driven by the increase in retention expense on existing customers, costs associated with our 4G LTE network upgrade, and roaming expenses associated with Metro USA, offset by the continued scaling of our business.

•

Churn increased 60 basis points from 3.3% to 3.9%, when compared to the second quarter of 2010. The increase in churn was primarily driven by an increase in gross additions, adjusted for false churn, in the first quarter 2011 over the first quarter 2010, and we believe continued economic pressures on our subscribers.

Updated Operational and Financial Guidance for 2011

MetroPCS currently expects to incur capital expenditures in the range of $0.9 billion to $1.0 billion on a consolidated basis for the full year ending December 31, 2011.

MetroPCS Conference Call Information

MetroPCS Communications, Inc. will host a conference call to discuss its Second Quarter 2011 Earnings Results at 9:00 a.m. Eastern Time (ET) on Tuesday, August 2, 2011.

Date: Time: Call-in Numbers: International: Participant Passcode:	Tuesday, August 2, 2011 9:00 a.m. ET Toll free: 800-432-9830 719-234-7318 1101105

Please plan on accessing the conference call ten minutes prior to the scheduled start time.

The conference call will be broadcast live via the Company’s Investor Relations website at investor.metropcs.com. A replay of the webcast will be available on the website beginning at approximately 12:30 p.m. ET on August 2, 2011.

A replay of the conference call will be available for one week starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 1101105.

To automatically receive MetroPCS financial news by e-mail, please visit the Investor Relations portion of the MetroPCS website, investor.metropcs.com, and subscribe to E-mail Alerts.

All registered marks, including but not limited to, Wireless for All, are registered service marks of MetroPCS Wireless, Inc. All rights reserved. All other company and product names mentioned may be trademarks or registered marks of the respective companies with which they are associated.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of no annual contract, unlimited wireless communications service for a flat-rate. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served. With Metro USA(SM), MetroPCS customers can use their service in areas throughout the United States covering a population of over 280 million people. As of June 30, 2011, MetroPCS had approximately 9.1 million subscribers. For more information please visit www.metropcs.com.

Forward-Looking Statements

This release includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and rule 3(b)-6 under the Securities Exchange Act of 1934, as amended. Any statements made in this release that are not statements of historical fact, including statements about our beliefs, opinions and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning planned additions to our handset line-up, the demand for Android Smartphones, our positioning with regard to market and competitive challenges, our guidance on capital expenditures for 2011, our views on the causes of increased churn, and possible or assumed future results of operations, and statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “become,” “will,” “forecast,” and other similar expressions.

These forward-looking statements are based on reasonable assumptions at the time they are made, including our current expectations, plans, beliefs, opinions and assumptions in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such times. Forward-looking statements are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include, but are not limited to:

•	the highly competitive nature of our industry and changes in the competitive landscape;

•

the current economic environment in the United States; disruptions to the credit and financial markets in the United States; the impact of a failure to increase the United States debt ceiling and possible credit downgrade of the United States credit rating; and contractions or limited growth on consumer spending as a result of the uncertainty in the United States economy;

•	our ability to manage our rapid growth, achieve planned growth, manage churn rates, and maintain our cost structure;

•	our and our competitors’ current and planned promotions, marketing and sales initiatives and our ability to respond and support them;

•	our ability to negotiate and maintain acceptable agreements with our suppliers and vendors, including roaming arrangements;

•	the seasonality of our business and any failure to have strong customer growth in the first and fourth quarters;

•	increases or changes in taxes and regulatory fees;

•

the rapid technological changes in our industry, our ability to adapt and respond to such technological changes, our ability to deploy new technologies, such as long term evolution, or 4G LTE, in our networks and successfully offer new services using such new technology;

•

our ability to meet the demands and expectations of our customers, secure the products, services, applications, content and network infrastructure equipment we need, or which our customers or potential customers demand, and to maintain adequate customer care;

•	our ability to secure spectrum, or secure it at acceptable prices, when we need it;

•	our ability to manage our networks to deliver the services our customers expect and to maintain and increase capacity of our networks and business systems to satisfy the demands of our customers;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;

•	our capital structure, including our indebtedness amounts and the limitations imposed by the covenants in our indebtedness and maintain our financial and disclosure controls and procedures;

•	our inability to attract and retain key members of management and train personnel;

•

our reliance on third parties to provide distribution, products, software and services that are integral to our business and the ability of our suppliers to perform, develop and timely provide us with technological developments, products and services we need to remain competitive;

•	governmental regulation affecting our services and changes in government regulation, and the costs of compliance and our failure to comply with such regulations; and

•

other factors described or referenced from time to time in our annual report on Form 10-K, for the year ended December 31, 2010 and our quarterly report on Form 10-Q, for the quarter ended March 31, 2011, as well as subsequent quarterly reports on Form 10-Q, or current reports on Form 8-K, all of which are on file with the SEC and may be obtained free of charge through the SEC’s website http://www.sec.gov, from the Company’s website at www.metropcs.com under the investor relations tab, or from the Company by contacting the Investor Relations department.

The forward-looking statements speak only as to the date made, are based on current assumptions and expectations, and are subject to the factors above, among others, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements, which are based on current assumptions and expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement to reflect events after the date of this release, except as required by law. The results for the second quarter of 2011 may not be reflective of results for the year or any subsequent period. MetroPCS does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.

MetroPCS Communications, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

(Unaudited)

	June 30, 2011	December 31, 2010
CURRENT ASSETS:
Cash and cash equivalents	$1,855,994	$796,531
Short-term investments	299,954	374,862
Inventories	140,048	161,049
Accounts receivable (net of allowance for uncollectible accounts of $494 and $2,494 at June 30, 2011 and December 31, 2010, respectively)	62,506	58,056
Prepaid expenses	64,982	50,477
Deferred charges	88,641	83,485
Deferred tax assets	6,290	6,290
Other current assets	49,887	63,135

Total current assets	2,568,302	1,593,885
Property and equipment, net	3,856,869	3,659,445
Restricted cash and investments	2,876	2,876
Long-term investments	8,035	16,700
FCC licenses	2,538,360	2,522,241
Other assets	126,585	123,433

Total assets	$9,101,027	$7,918,580

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$427,922	$521,788
Current maturities of long-term debt	32,416	21,996
Deferred revenue	235,461	224,471
Other current liabilities	29,874	34,165

Total current liabilities	725,673	802,420
Long-term debt, net	4,714,512	3,757,287
Deferred tax liabilities	721,143	643,058
Deferred rents	109,237	101,411
Other long-term liabilities	80,744	72,828

Total liabilities	6,351,309	5,377,004
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized; no shares of preferred stock issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common stock, par value $0.0001 per share, 1,000,000,000 shares authorized, 361,574,806 and 355,318,666 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	36	36
Additional paid-in capital	1,763,946	1,686,761
Retained earnings	998,822	858,108
Accumulated other comprehensive loss	(7,582)	(1,415)
Less treasury stock, at cost, 469,152 and 237,818 treasury shares at June 30, 2011 and December 31, 2010, respectively	(5,504)	(1,914)

Total stockholders’ equity	2,749,718	2,541,576

Total liabilities and stockholders’ equity	$9,101,027	$7,918,580

MetroPCS Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except share and per share information)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
REVENUES:
Service revenues	$1,113,292	$922,137	$2,163,509	$1,775,420
Equipment revenues	96,161	90,399	240,320	207,619

Total revenues	1,209,453	1,012,536	2,403,829	1,983,039
OPERATING EXPENSES:
Cost of service (excluding depreciation and amortization expense of $115,455, $95,883, $227,282 and $190,826 shown separately below)	366,030	308,168	707,447	592,820
Cost of equipment	342,534	235,354	751,796	549,092
Selling, general and administrative expenses (excluding depreciation and amortization expense of $19,070, $13,419, $35,937 and $26,276 shown separately below)	154,556	158,600	324,327	318,510
Depreciation and amortization	134,525	109,302	263,219	217,102
Loss on disposal of assets	1,553	2,700	1,448	1,872

Total operating expenses	999,198	814,124	2,048,237	1,679,396

Income from operations	210,255	198,412	355,592	303,643
OTHER EXPENSE (INCOME):
Interest expense	66,980	65,503	123,541	132,985
Interest income	(511)	(392)	(1,026)	(856)
Other (income) expense, net	(186)	479	(442)	934
Loss on extinguishment of debt	9,536	—	9,536	—

Total other expense	75,819	65,590	131,609	133,063
Income before provision for income taxes	134,436	132,822	223,983	170,580
Provision for income taxes	(50,101)	(52,907)	(83,269)	(68,004)

Net income	$84,335	$79,915	$140,714	$102,576

Other comprehensive income (loss):
Unrealized gains on available-for-sale securities, net of tax of $40, $58, $102 and $78, respectively	66	91	165	124
Unrealized losses on cash flow hedging derivatives, net of tax benefit of $8,299, $2,658, $7,923 and $6,437, respectively	(13,374)	(4,191)	(12,774)	(10,218)
Reclassification adjustment for gains on available-for-sale securities included in net income, net of tax of $57, $34, $122 and $83, respectively	(93)	(53)	(197)	(133)
Reclassification adjustment for losses on cash flow hedging derivatives included in net income, net of tax benefit of $2,319, $3,214, $4,118 and $7,436, respectively	3,762	5,071	6,639	11,805

Total other comprehensive (loss) income	(9,639)	918	(6,167)	1,578

Comprehensive income	$74,696	$80,833	$134,547	$104,154

Net income per common share:
Basic	$0.23	$0.22	$0.39	$0.29

Diluted	$0.23	$0.22	$0.38	$0.29

Weighted average shares:
Basic	360,226,487	353,278,423	358,616,324	353,032,030

Diluted	365,390,280	355,685,446	363,153,234	355,151,112

MetroPCS Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$140,714	$102,576
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	263,219	217,102
Provision for uncollectible accounts receivable	261	58
Deferred rent expense	7,832	10,915
Cost of abandoned cell sites	380	903
Stock-based compensation expense	22,244	23,333
Non-cash interest expense	4,015	6,412
Loss on disposal of assets	1,448	1,872
Loss on extinguishment of debt	9,536	—
Gain on sale of investments	(319)	(217)
Accretion of asset retirement obligations	2,762	1,285
Other non-cash expense	—	963
Deferred income taxes	81,395	65,700
Changes in assets and liabilities:
Inventories	21,001	(47,962)
Accounts receivable, net	(4,710)	3,692
Prepaid expenses	(14,512)	(17,243)
Deferred charges	(5,157)	(5,374)
Other assets	20,081	11,082
Accounts payable and accrued expenses	(85,346)	(51,936)
Deferred revenue	10,990	9,211
Other liabilities	6,266	5,079

Net cash provided by operating activities	482,100	337,451
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(451,573)	(315,337)
Change in prepaid purchases of property and equipment	(17,691)	(18,551)
Proceeds from sale of property and equipment	603	6,356
Purchase of investments	(299,826)	(312,225)
Proceeds from maturity of investments	375,000	237,500
Change in restricted cash and investments	—	1,762
Acquisitions of FCC licenses and microwave clearing costs	(3,283)	(1,976)
Cash used in asset acquisitions	(7,495)	—

Net cash used in investing activities	(404,265)	(402,471)
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in book overdraft	1,263	(80,337)
Proceeds from debt issuance, net of discount	1,497,500	—
Debt issuance costs	(15,351)	—
Repayment of debt	(11,598)	(8,000)
Retirement of senior secured credit facility debt	(535,792)	—
Payments on capital lease obligations	(4,474)	(1,224)
Purchase of treasury stock	(3,591)	(852)
Proceeds from exercise of stock options	53,671	2,592

Net cash provided by (used in) financing activities	981,628	(87,821)

INCREASE (DECREASE) CASH AND CASH EQUIVALENTS	1,059,463	(152,841)
CASH AND CASH EQUIVALENTS, beginning of period	796,531	929,381

CASH AND CASH EQUIVALENTS, end of period	$1,855,994	$776,540

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows, or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Average revenue per user, or ARPU, cost per gross addition, or CPGA, cost per user, or CPU, and Adjusted EBITDA are non-GAAP financial measures utilized by the Company’s management to judge the Company’s ability to meet its liquidity requirements and to evaluate its operating performance. Management believes that these measures are important in understanding the performance of the Company’s operations from period to period, and although every company in the wireless industry does not define each of these measures in precisely the same way, management believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. The following tables reconcile the Company’s non-GAAP financial measures with the Company’s financial statements presented in accordance with GAAP.

ARPU - The Company utilizes ARPU to evaluate its per-customer service revenue realization and to assist in forecasting future service revenues. ARPU is calculated exclusive of pass through charges that the Company collects from its customers and remits to the appropriate government agencies.

Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. ARPU for the six months ended June 30, 2010 includes approximately $0.8 million that would have been recognized as service revenues but were classified as equipment revenues because the consideration received from customers was less than the fair value of promotionally priced handsets. The following table shows the calculation of ARPU for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands, except average number of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$1,113,292	$922,137	$2,163,509	$1,775,420
Add: Impact to service revenues of promotional activity	—	—	—	778
Less: Pass through charges	(20,735)	(24,189)	(42,010)	(47,934)

Net service revenues	$1,092,557	$897,948	$2,121,499	$1,728,264

Divided by: Average number of customers	8,994,405	7,513,202	8,739,720	7,231,177

ARPU	$40.49	$39.84	$40.46	$39.83

CPGA - The Company utilizes CPGA to assess the efficiency of its distribution strategy, validate the initial capital invested in its customers and determine the number of months to recover its customer acquisition costs. This measure also allows management to compare the Company’s average acquisition costs per new customer to those of other wireless broadband mobile providers. Equipment revenues related to new customers, adjusted for the impact to service revenues of promotional activity, are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the Company’s acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which the Company considers to be the most directly comparable GAAP financial measure to CPGA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands, except gross customer additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$78,522	$86,194	$170,384	$175,341
Less: Equipment revenues	(96,161)	(90,399)	(240,320)	(207,619)
Add: Impact to service revenues of promotional activity	—	—	—	778
Add: Equipment revenue not associated with new customers	59,355	54,392	134,589	117,705
Add: Cost of equipment	342,534	235,354	751,796	549,092
Less: Equipment costs not associated with new customers	(159,931)	(113,377)	(352,133)	(248,122)

Gross addition expenses	$224,319	$172,164	$464,316	$387,175

Divided by: Gross customer additions	1,261,091	1,047,898	2,786,971	2,518,763

CPGA	$177.88	$164.29	$166.60	$153.72

CPU - The Company utilizes CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in the Company’s business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless providers. The Company believes investors use CPU primarily as a tool to track changes in the Company’s non-selling cash costs over time and to compare the Company’s non-selling cash costs to those of other wireless providers, although other wireless carriers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CPU.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands, except average number of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$366,030	$308,168	$707,447	$592,820
Add: General and administrative expense	76,034	72,406	153,943	143,169
Add: Net loss on equipment transactions unrelated to initial customer acquisition	100,576	58,985	217,544	130,417
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(10,960)	(11,918)	(22,244)	(23,333)
Less: Pass through charges	(20,735)	(24,189)	(42,010)	(47,934)

Total costs used in the calculation of CPU	$510,945	$403,452	$1,014,680	$795,139

Divided by: Average number of customers	8,994,405	7,513,202	8,739,720	7,231,177

CPU	$18.94	$17.90	$19.35	$18.33

Adjusted EBITDA - The Company utilizes Adjusted EBITDA to monitor the financial performance of its operations. This measurement, together with GAAP measures such as revenue and income from operations, assists management in its decision-making process related to the operations of the company’s business. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. In addition, other wireless carriers may calculate this measure differently.

The Company believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance and that this metric facilitates the comparisons with other wireless communications companies. The Company uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate its operating performance in comparison to its competitors. Management also uses Adjusted EBITDA to measure, from period-to-period, the company’s ability to provide cash flows to meet future debt services, capital expenditures and working capital requirements and fund future growth.

The following tables illustrate the calculation of Adjusted EBITDA and reconcile Adjusted EBITDA to net income and cash flows from operating activities, which we consider to be the most directly comparable GAAP financial measures to Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)
Calculation of Adjusted EBITDA:
Net income	$84,335	$79,915	$140,714	$102,576
Adjustments:
Depreciation and amortization	134,525	109,302	263,219	217,102
Loss on disposal of assets	1,553	2,700	1,448	1,872
Stock-based compensation expense	10,960	11,918	22,244	23,333
Interest expense	66,980	65,503	123,541	132,985
Interest income	(511)	(392)	(1,026)	(856)
Other (income) expense, net	(186)	479	(442)	934
Loss on extinguishment of debt	9,536	—	9,536	—
Provision for income taxes	50,101	52,907	83,269	68,004

Adjusted EBITDA	$357,293	$322,332	$642,503	$545,950

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$343,786	$112,418	$482,100	$337,451
Adjustments:
Interest expense	66,980	65,503	123,541	132,985
Non-cash interest expense	(2,022)	(3,277)	(4,015)	(6,412)
Interest income	(511)	(392)	(1,026)	(856)
Other (income) expense, net	(186)	479	(442)	934
Other non-cash expense	—	(492)	—	(963)
Provision for uncollectible accounts receivable	(95)	(86)	(261)	(58)
Deferred rent expense	(3,738)	(5,380)	(7,832)	(10,915)
Cost of abandoned cell sites	(323)	(367)	(380)	(903)
Gain on sale and maturity of investments	151	89	319	217
Accretion of asset retirement obligations	(1,449)	(1,399)	(2,762)	(1,285)
Provision for income taxes	50,101	52,907	83,269	68,004
Deferred income taxes	(49,138)	(51,523)	(81,395)	(65,700)
Changes in working capital	(46,263)	153,852	51,387	93,451

Adjusted EBITDA	$357,293	$322,332	$642,503	$545,950